LIST OF SUBSIDIARIES


Subsidiary                                        Jurisdiction
----------                                        ------------
Main Entertainment, Inc.                          Arizona
Cornerstone Productions, Inc.                     Delaware
Main Street Cornerstone Texas, Inc.               Texas
Main St. Northwest, Inc.                          Arizona
Main St. Hospitality, Inc.                        Arizona
Fiddlesticks, Inc.                                Arizona
Main St. Midwest, Inc.                            Kansas
Main St. California, Inc.                         Arizona
Main St. Louisana Restaurants, Inc.               Arizona
Main St. El Paso, Inc.                            Arizona
Redfish America, LLC                              Arizona
Redfish Cleveland, Inc.                           Ohio